Exhibit 99.1

Vaxart Appoints Edward Berg as Senior Vice President and General Counsel

Pharmaceutical Industry Veteran Brings Broad Legal Expertise

to Vaxart Senior Management Team

SOUTH SAN FRANCISCO, Calif., February 14, 2022 — Vaxart, Inc. (NASDAQ: VXRT) today announced the appointment of Edward B. Berg as the Company's first in-house General Counsel, effective today.

Mr. Berg has practiced law for more than 30 years and has represented Fortune 500 and mid-cap companies in biotechnology, pharmaceuticals and life sciences. He joins Vaxart from BioMarin Pharmaceutical Inc., where he served as VP, Deputy General Counsel since 2018.

“Ed has more than 25 years of experience advising biotech and pharma companies, and we are excited to benefit from his acumen as he joins Vaxart as our first in-house General Counsel,” said Andrei Floroiu, Vaxart’s Chief Executive Officer. “Our ability to attract someone of Ed’s level of accomplishment reflects the enthusiasm generated by the potential impact of our vaccines and is another sign that our company continues to build a strong leadership team.”

“I am excited to join Vaxart because of its mission to have a transformative impact on global public health,” Berg said. “The company’s oral tablet vaccine may increase vaccination rates and has the potential to effectively vaccinate against a number of diseases, which will help improve health for people around the world.”

Mr. Berg has served in senior legal positions at prominent health care companies for much of his career. His broad experience includes leading teams of attorneys in commercial and clinical operations, providing counsel for numerous transactions and working with cross-functional teams to ensure compliance with the numerous rules and regulations that govern the life sciences industry.

Among his many contributions at BioMarin Pharmaceutical, Mr. Berg and his legal team counseled on product launches and supported internal and external collaborative efforts that led to the development of an innovative early pipeline in the competitive gene therapy space.

Prior to BioMarin Pharmaceutical, he served as VP Legal in the BioPharm division of Sandoz US, a Novartis Company. As the head attorney supporting Novartis’ biosimilars/complex generics unit, he reconfigured and streamlined legal support and advised on product development in the biosimilar market.

Mr. Berg’s previous roles include Deputy General Counsel, Pharmaceutical Operations for Sanofi-Aventis U.S. and Sanofi NA Pharmaceuticals, and Senior Corporate Counsel, Research & Development, Bristol-Myers Squibb, Inc. He began his career in health care as Senior Attorney/Associate Counsel for Merck & Co, Inc.

Mr. Berg graduated from Washington University with Bachelor of Arts degrees in economics and political science. He earned his law degree from the University of Pennsylvania Law School.

About Vaxart

Vaxart is a clinical-stage biotechnology company developing a range of oral recombinant vaccines based on its proprietary delivery platform. Vaxart vaccines are designed to be administered using tablets that can be stored and shipped without refrigeration and eliminate the risk of needle-stick injury. Vaxart believes that its proprietary tablet vaccine delivery platform is suitable to deliver recombinant vaccines, positioning the company to develop oral versions of currently marketed vaccines and to design recombinant vaccines for new indications. Vaxart's development programs currently include tablet vaccines designed to protect against coronavirus, norovirus, seasonal influenza, and respiratory syncytial virus (RSV), as well as a therapeutic vaccine for human papillomavirus (HPV), Vaxart's first immuno-oncology indication. Vaxart has filed broad domestic and international patent applications covering its proprietary technology and creations for oral vaccination using adenovirus and TLR3 agonists.

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding Vaxart's strategy, prospects, plans and objectives, results from pre-clinical and clinical trials, commercialization agreements and licenses, and beliefs and expectations of management are forward-looking statements. These forward-looking statements may be accompanied by such words as "should," "believe," "could," "potential," "will," "expected," "plan," and other words and terms of similar meaning. Examples of such statements include, but are not limited to, statements relating to the receipt by Vaxart's ability to develop and commercialize its product candidates, including its vaccine booster products; Vaxart's expectations regarding clinical results and trial data; and Vaxart's expectations with respect to the effectiveness of its product candidates. Vaxart may not actually achieve the plans, carry out the intentions, or meet the expectations or projections disclosed in the forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations, and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Vaxart makes, including uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement, and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates, and/or launch dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; the risk that clinical trial data are subject to differing interpretations and assessments by regulatory authorities; whether regulatory authorities will be satisfied with the design of and results from the clinical studies; decisions by regulatory authorities impacting labeling, manufacturing processes, and safety that could affect the availability or commercial potential of any product candidate, including the possibility that Vaxart's product candidates may not be approved by the FDA or non-U.S. regulatory authorities; that, even if approved by the FDA or non-U.S. regulatory authorities, Vaxart's product candidates may not achieve broad market acceptance; that a Vaxart collaborator may not attain development and commercial milestones; that Vaxart or its partners may experience manufacturing issues and delays due to events within, or outside of, Vaxart's or its partners' control; difficulties in production, particularly in scaling up initial production, including difficulties with production costs and yields, quality control, including stability of the product candidate and quality assurance testing, shortages of qualified personnel or key raw materials, and compliance with strictly enforced federal, state, and foreign regulations; that Vaxart may not be able to obtain, maintain, and enforce necessary patent and other intellectual property protection; that Vaxart's capital resources may be inadequate; Vaxart's ability to resolve pending legal matters; Vaxart's ability to obtain sufficient capital to fund its operations on terms acceptable to Vaxart, if at all; the impact of government healthcare proposals and policies; competitive factors; and other risks described in the "Risk Factors" sections of Vaxart's Quarterly and Annual Reports filed with the SEC. Vaxart does not assume any obligation to update any forward-looking statements, except as required by law.

Contacts

Vaxart Media Relations:	Investor Relations:
Mark Herr	Andrew Blazier
Vaxart, Inc.	FINN Partners
mherr@vaxart.com	IR@vaxart.com
(203) 517-8957	(646) 871-8486